THIRD AMENDMENT TO
PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "**Amendment**") is hereby made and entered into as of December 20, 2023 (the "**Amendment Effective Date**"), by and between NWC Dysart & Bell, LLC, an Arizona limited liability company ("**Seller**"), and ZP RE Holdings, LLC, an Arizona limited liability company ("**Buyer**").

RECITALS

A. Seller and Buyer entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated January 23, 2023, as amended by the First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated May 12, 2023, and the Second Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated October 25, 2023 (the "**Agreement**"), with respect to the sale and purchase of approximately 1.114 acres of real property located in the City of Surprise, Maricopa County, Arizona, as more particularly described in the Agreement ("**Property**").

B. Seller and Buyer desire to amend the Agreement pursuant to the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. **Closing**. Section 5 is deleted in its entirety and is replaced with the following paragraph:

"5. **Closing**. The consummation of the purchase and sale of the Property (the "**Closing**" or the "**Close of Escrow**") is defined as the date the special warranty deed ("**Deed**"), in the form attached as **Exhibit B**, conveying the Property to Buyer is recorded in the official records of the County. This Escrow will close on the date ("**Closing Date**") which is the later date of either: (i) thirty (30) days following the expiration of the Inspection Period (defined in Section 7(a) and as may be extended in Section 7(a)(v)), or (ii) ten (10) business days following Seller's completion of the Seller Work and On-Site Work (each as defined in Section 7(c)). Seller agrees to deliver possession of the Property to Buyer at Closing. At Closing, all of the terms and conditions of this Agreement will be deemed satisfied and merged into the Deed and will not survive the Closing, except as specifically set forth in this Agreement."

2. **Seller's Work.** Section 7(c) is deleted in its entirety and is replaced with the following paragraph:

"(c) Seller's Work.

(i) Seller will be obligated to complete off-site work and on-site work (collectively, the "**Seller's Work**") related to the Property as set forth in Exhibit D attached to the Declaration. The costs of Seller's Work will be shared among the owners of Pads A, B, C and D. Buyer's prorata share is 19.25%, which is based on the land areas of Pads A, B, C and D forth on the replat. Within five (5) business days after Seller's successful completion of the Seller's Work, Buyer will inspect and reasonably approve Seller's Work (provided, however, Buyer cannot object to any of Seller's Work that has been inspected and approved by the applicable utility service or the City of Surprise). The current estimate for Buyer's prorata share is $257,000.00; provided, however, Buyer will reimburse Seller for Buyer's prorata share of the costs to perform Seller's Work in an amount not to exceed $250,000.00 (the "**Reimbursement**"). Seller and Buyer confirm that if Buyer's prorata share of the total costs for the Seller's Work exceeds $250,000.00, Buyer is only responsible for the Reimbursement. The Reimbursement will be paid by Buyer to Seller at Closing.

(ii) Seller will be obligated to complete on-site work (the "**On-Site Work**") related to the Property as set forth in **Exhibit "E"** attached to this Agreement. Within five (5) business days after Seller's successful completion of the On-Site Work, Buyer will inspect and reasonably approve of the On-Site Work (provided, however, Buyer cannot object to any of On-Site Work that has been inspected and approved by the applicable utility service or the City of Surprise), Buyer will reimburse Seller for the costs to perform the On-Site Work (the "**Supplemental Reimbursement**") in an amount not to exceed $350,000.00, which amount is based on the estimate attached as **Exhibit "E-1"** to this Agreement. Seller will provide to Buyer a final invoice for the Supplemental Reimbursement when Seller delivers the notice that the On-Site Work has been completed.

(iii) Buyer's obligation to reimburse Seller for any amounts under this Section 7(c) is conditioned on the Closing of the sale of the Property to Buyer.

(iv) Buyer and Seller have mutually agreed that the deadline for Seller to complete Seller's Work and the On-Site Work is May 31, 2024.

(v) Seller and Buyer mutually agree that Buyer's obligations to the Closing under this Agreement are conditioned upon Seller's completion of the On-Site Work."

3. **Exhibits**. **Exhibit "E"** and **Exhibit "E-1"** attached to this Amendment are added to the Agreement.

4. **Entire Agreement.** The Agreement, as amended by this Amendment, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and all prior agreements, proposals, negotiations, understandings and correspondence between the parties in this regard, whether written or oral, are hereby superseded and merged herewith. Except as expressly stated herein, the Agreement remains in full force and effect, unmodified from its terms.

5. **Counterparts.** This Amendment may be executed simultaneously in counterparts (by electronic signature or otherwise), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. **Governing Law.** This Amendment shall be construed under and in accordance with the laws of the State of Arizona.

[Remainder of Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year firstabove written.

"SELLER"

NWC Dysart & Bell, LLC,
an Arizona limited liability company

By: Martin W. De Rito Investment Co., L.L.C.,
a Delaware limited liability company
Its: Manager

By: ______________________
Name: Martin W. De Rito
Its: Manager

"BUYER"

ZP RE HOLDINGS, LLC
an Arizona limited liability company

By: ______________________
Name: Bryan McLaren
Its: Authorized person

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first-above written.

"SELLER"

NWC Dysart & Bell, LLC,
an Arizona limited liability company

By: Martin W. De Rito Investment Co., L.L.C.,
a Delaware limited liability company
Its: Manager

By:____________________________
Name: Martin W. De Rito
Its: Manager

"BUYER"

ZP RE HOLDINGS, LLC
an Arizona limited liability company

By: Bryan McLaren
Name: Bryan McLaren
Its: Authorized person

EXHIBIT E

Seller's On-Site Work


CONCEPTUAL SITE PLAN
WESTGATE DRIVE
BELL ROAD
DYSART ROAD
PARCEL E
APS Conduit run
DIRT LOT
DIRT LOT
PARCEL B
PARCEL C
Site Walls
FUTURE PAD C 4,350 SF
PAD A 4,741 SF
1) Gas Sleeve
2) 6" Sewer
3) Irrigation Sleeve (power & water)
4) Monument Power Sleeve
1 SITE PLAN
NORTH
ADMINISTRATIVE APPROVAL

EXHIBIT E

Seller's On-Site Work – Cost Estimate

[See Following 2 Pages]

SANDSTORM
CONSTRUCTION LLC
3719 W. Windrose Dr. | Phoenix, AZ 85029 | Business: 602.843.4622 | Fax: 602.843.8674
AZ Contractor Licenses - ROC 106094-A - ROC 106088-B04 - MBE Certified

6-Oct-23

Derito
920 East Talking Stick Way
Scottsdale, AZ 85250

ATTN: Ron Caruso

PROJECT: Dysart & Bell - Pad B Break Out

PLANS: Cypress Civil Dated: 5-30-23;Archicon Architecture 8-30-23

SOILS REPORT: Atlas Tech Consultants, LLC 12-26-22

ITEM #	QTY.	UNIT	DESCRIPTION		TOTAL COST
A			**SITE WET UTILITIES**		
			ONSITE SANITARY SEWER		
1	100	LF	6" PVC SDR35		
2	1	EA	1 - way 6" SSCO		
			SITE STORM DRAIN		
1	19	EA	Stormtech retention		
2	73	LF	12" HDPE		
3	87	LF	6" perforated pipe		
4	2	EA	30" Nyoplast drain basin		
5	1	EA	24" Nyoplast drain basin W/ 2*3 grate		
			FIRELINE & DOMESTIC WATER		
1	1	EA	6" CV W/box & cover		
2	1	EA	Fire hydrant EPCOR 360-2		
3	1	EA	Install 8"*6" tee		
4	1	EA	6" Cap W/curb stop EPCOR 390-1		
5	1	EA	2"*8" water service EPCOR 342-2		
6	1	EA	1"*8" water service EPCOR 342-2		
				Lump Sum	$157,000.00
B			**Drywell**		
1	1	EA	Maxwell Type IV drywell - depth @ 80 lf		
				Lump Sum	$32,400.00
C			**DRY UT ALLOWANCE**		
1	1	LS	Dry Utility Allowance		
				Lump Sum	$46,400.00
D			**ONSITE CONCRETE WORK**		
1	108	LF	Construct 3' screen wall footings		
2	6	EA	Columns footings		
				Lump Sum	$9,240.00
E			**Masonry Walls**		
1	108	LF	Screen walls - 3' high with concrete caps		
2	6	EA	Columns with stone veneer		
				Lump Sum	$27,900.00
F			**LANDSCAPING**		
1	1	LS	Landscape Improvements		
				Lump Sum	$21,600.00
G			**SURVEY**		
1	1	LS	Furnish survey & as-builds		
				Lump Sum	$4,400.00
H			**GC's**		
1	1	LS	General Conditions		
				Lump Sum	$20,000.00
				TOTAL BID ITEMS A-H:	$318,940.00
				Taxes:	$16,903.82

SPECIAL CONDITIONS:

1. **Concrete , ABC and asphalt pricing good thru 7-24**
2. **Excludes all work associated with pump / gas station pump area.**
3. **All sidewalks and curbs bid per MAG : rebar excluded.**
4. **Sealant, backer rods and caulking**
5. **Grease interceptor excluded.**
6. **All work associated with monument signs by others**
7. **All electrical, lighting , power, concrete etc. for fuel canopy's by others.**

PRICING DOES NOT INCLUDE: Permits, Compaction Testing, ABC below all concrete slabs or sidewalks Fencing, Utility ID and Relocate, prime coat and/or seal coat on AC Paving, weed killer street pavement fees, Final Building connections, grease traps, Utility re- alignments, water meters

Pricing is based on: Using 3/8- Reject Chips for Storm Drain bedding material.

Sincerely,

Kenny Shibel
Sandstorm Construction

SECOND AMENDMENT TO
PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "**Amendment**") is hereby made and entered into as of October 25, 2023 (the "**Amendment Effective Date**"), by and between NWC Dysart & Bell, LLC, an Arizona limited liability company ("**Seller**"), and ZP RE Holdings, LLC, an Arizona limited liability company ("**Buyer**").

RECITALS

A. Seller and Buyer entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated January 23, 2023, as amended by the First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated May 12, 2023 (the "**Agreement**"), with respect to the sale and purchase of approximately 1.114 acres of real property located in the City of Surprise, Maricopa County, Arizona, as more particularly described in the Agreement ("**Property**").

B. Seller and Buyer desire to amend the Agreement pursuant to the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. **Earnest Money**. Within three (3) business days after the Amendment Effective Date, Buyer will deposit into the Escrow with the Title Company, by federal wire transfer or other immediately available funds, an additional earnest money deposit in the amount of Forty-Seven Thousand Five Hundred and No/100 Dollars ($47,500.00), which will be deemed to be part of the Earnest Money.

2. **Inspection Period Extensions.**

(a) Section 7(a)(v) is deleted in its entirety and is replaced with the following paragraph:

"(v) Extension of Inspection Period. In the event Buyer is unable to obtain the Approvals prior to the expiration of the initial Inspection Period, Buyer will have the right to extend the Inspection Period for eight (8) periods of thirty (30) days each. If Buyer elects to extend the Inspection Period as provided in this paragraph, Buyer must notify Seller of such election prior to the expiration of the Inspection Period or the then current extension, as the case may be. With respect to (x) the first through fifth extensions, in each instance Seven Thousand Five Hundred and No/100 Dollars ($7,500.00) of the Earnest Money, and (y) the sixth, seventh and eight extensions, in each instance Twenty Thousand

and No/100 Dollars ($20,000.00), of the Earnest Money will become non-refundable, except in the event of an uncured Seller default or as otherwise provided in this Agreement (each, an "**IP Extension Fee**"). Each IP Extension Fee is applicable to the Purchase Price."

(b) Buyer confirms that as of the Amendment Effective Date, Buyer has exercised the first five extensions of the Inspection Period.

(c) Buyer further confirms that Thirty-Seven Thousand Five Hundred and No/100 Dollars ($37,500.00) of the Earnest Money is non-refundable, except in the event of an uncured Seller default or as otherwise provided in the Agreement.

2. **Milestones**. Seller confirms that Buyer has met the milestones set forth on **Exhibit D** attached to the Agreement.

3. **Declaration**. Buyer confirms that the form of Declaration was approved and the Declaration is a permitted exception on the Title Policy. Seller has previously signed a Declaration Estoppel Certificate (the "Certificate") dated September 15, 2023, and the parties agree that the Certificate will be released to Buyer at close of Escrow.

4. **Seller's Work**. Seller and Buyer mutually agree that the deadline for Seller to complete Seller's Work is May 1, 2024.

5. **Entire Agreement.** The Agreement, as amended by this Amendment, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and all prior agreements, proposals, negotiations, understandings and correspondence between the parties in this regard, whether written or oral, are hereby superseded and merged herewith. Except as expressly stated herein, the Agreement remains in full force and effect, unmodified from its terms.

6. **Counterparts.** This Amendment may be executed simultaneously in counterparts (by electronic signature or otherwise), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. **Governing Law.** This Amendment shall be construed under and in accordance with the laws of the State of Arizona.

[Remainder of Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first-above written.

"SELLER"

NWC Dysart & Bell, LLC,
an Arizona limited liability company

By: Martin W. De Rito Investment Co., L.L.C.,
a Delaware limited liability company
Its: Manager

By:____________________________
Name: Martin W. De Rito
Its: Manager

"BUYER"

ZP RE HOLDINGS, LLC
an Arizona limited liability company

By:____________________________
Name: Bryan McLaren
Its: Authorized person

**FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS**

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "**Amendment**") is hereby made and entered into as of ____________________, 2023, by and between NWC Dysart & Bell, LLC, an Arizona limited liability company ("**Seller**"), and ZP RE Holdings, LLC, an Arizona limited liability company ("**Buyer**").

RECITALS

A. Seller and Buyer entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated January 23, 2023 (the "**Agreement**"), with respect to the sale and purchase of approximately 1.114 acres of real property located in the City of Surprise, Maricopa County, Arizona, as more particularly described in the Agreement.

B. Seller and Buyer desire to amend the Agreement pursuant to the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. **Inspection Period.** The Inspection Period stated in Section 7(a) of the Agreement is extended through 6:00 p.m. (Arizona time) on June 23, 2023.

2. **Inspection Period Extensions.** Section 7(a)(v) is hereby deleted in its entirety and is replaced with the following paragraph:

> "(v) Extension of Inspection Period. In the event Buyer is unable to obtain the Approvals prior to the expiration of the initial Inspection Period, and subject to the Buyer's successful completion of the milestones set forth on **Exhibit D**, Buyer will have the right to extend the Inspection Period for five (5) periods of thirty (30) days each. If Buyer has failed to meet a milestone on **Exhibit D**, then Buyer may not exercise the foregoing extensions. If Buyer elects to extend the Inspection Period as provided in this paragraph, Buyer must notify Seller of such election prior to the expiration of the Inspection Period or the then current extension, as the case may be, and in each instance Seven Thousand Five Hundred and No/100 Dollars ($7,500.00) (each, an "**IP Extension Fee**") of the Earnest Money will become non-refundable, except in the event of an uncured Seller default or as otherwise provided in this Agreement. Each IP Extension Fee is applicable to the Purchase Price."

3. **Milestone Extension. Exhibit D** to the Agreement is hereby deleted in its entirety and replaced with the **Exhibit D** attached to this Amendment.

4. **Entire Agreement.** The Agreement, as amended by this Amendment, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and all prior agreements, proposals, negotiations, understandings and correspondence between the parties in this regard, whether written or oral, are hereby superseded and merged herewith. Except as expressly stated herein, the Agreement remains in full force and effect, unmodified from its terms.

5. **Counterparts.** This Amendment may be executed simultaneously in counterparts (by electronic signature or otherwise), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. **Governing Law.** This Amendment shall be construed under and in accordance with the laws of the State of Arizona.

[Remainder of Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year firstabove written.

"SELLER"

NWC Dysart & Bell, LLC,
an Arizona limited liability company

By: Martin W. De Rito Investment Co., L.L.C.,
a Delaware limited liability company
Its: Manager

By:______________________________
Name: Martin W. De Rito
Its: Manager

"BUYER"

ZP RE HOLDINGS, LLC
an Arizona limited liability company

By:______________________________
Name: Bryan McLaren
Its: Authorized person

EXHIBIT "D"

SUBMITTAL MILESTONES

Task / Event	Timeline	Date Satisfied
1. Pre-Application Submittal	30 days following Effective Date or February 22, 2023	Submitted February 17, 2023
2. Formal Application	June 23, 2023	

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "**Agreement**") is hereby made and entered into as of January 23, 2023 (the "**Effective Date**"), by and between NWC Dysart & Bell, LLC, an Arizona limited liability company ("**Seller**"), and ZP RE Holdings, LLC, an Arizona limited liability company ("**Buyer**").

WITNESSETH:

WHEREAS, Seller is the owner of that that certain tract or parcel of land containing approximately 9.98 acres, lying and being in the City of Surprise ("**City**"), County of Maricopa ("**County**"), State of Arizona, together with all improvements, buildings, leases, rights, easements and appurtenances pertaining thereto (collectively, the "**Underlying Property**"), and being described on the attached **Exhibit A-1**.

WHEREAS, Seller desires to sell and Buyer desires to purchase, that certain tract or parcel of land containing approximately 1.114 acres, together with all improvements, buildings, leases, rights, easements and appurtenances pertaining thereto (collectively, the "**Property**"), and depicted as Pad B on the site plan ("**Site Plan**") attached as **Exhibit A-2** and described on **Exhibit A-3**, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. **Purchase Price.** Subject to the terms and provisions of this Agreement, Seller shall sell and transfer the Property to Buyer, and Buyer shall purchase the Property from Seller and pay to Seller, by federal wire transfer or other immediately available funds, the sum of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00) (the "**Purchase Price**").

2. **Earnest Money.**

(a) Earnest Money. Within three (3) business days after the Effective Date, Buyer agrees to deposit in escrow ("**Escrow**") with Thomas Title & Escrow ("**Title Company**"), 4800 N. Scottsdale Rd., Ste 4300, Scottsdale, AZ 85251, (480) 429-4314, Attention: Bryan Selna, bselna@thomastitle.com ("**Escrow Agent**"), by federal wire transfer or other immediately available funds, an earnest money deposit in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) (the "**Earnest Money**").

(b) Investment; Interest. If requested by Buyer, Escrow Agent shall invest the Earnest Money in a federally-insured interest bearing account. Except to the extent otherwise set forth herein, all Earnest Money shall be non-refundable and shall be applied for Buyer's benefit against the Purchase Price at Closing (as defined below). All interest which has accrued on the Earnest Money shall, under all circumstances, belong to the party which is ultimately entitled to receive the Earnest Money. Seller and Buyer each agree to execute and deliver all documents which are reasonably requested by Escrow Agent to effectuate the escrow of the Earnest Money, provided and so long as such documents are consistent with the terms of this Agreement.

3. **Closing Costs.**

(a) Seller Closing Costs. On or before Closing, Seller shall pay: (i) Seller's attorneys' fees; (ii) all transfer taxes, recording taxes, documentary stamp taxes and similar taxes; (iii) all recording fees on recordable documents incident to the conveyance of the Property to Buyer; (iv) all title insurance fees and premiums for the issuance of a standard owner's title insurance policy; and (v) one-half (1/2) of all escrow charges.

(b) Buyer Closing Costs. On or before Closing, Buyer shall pay for: (i) Buyer's attorneys' fees; (ii) all title insurance fees and premiums for the issuance of an extended owner's title insurance policy (2021), including any endorsements thereto and any premiums for insurance in excess of the Purchase Price [but not the portion of the cost attributable to the issuance of a standard owner's title insurance policy]; (iii) one-half (1/2) of all escrow charges; and (iv) the Survey (defined in Section 7(a)(i).

(c) Other Costs. Any closing costs not otherwise provided for herein shall be paid by the party legally responsible therefor or, if no law applies, according to prevailing custom for commercial transactions in the County and State of Arizona.

4. **Prorations; Escrow Agent.**

(a) Prorations.

(i) Taxes and Assessments. All real property ad valorem taxes, personal property taxes, special taxes and assessments shall be prorated (employing a 365-day year) between Buyer and Seller as of the Closing Date (as defined below) based upon the current property assessment. If such assessment is not available for the year in question, taxes shall be prorated at Closing based on one hundred three percent (103%) of the previous year's tax bill and reprorated when the amount thereof can be ascertained.

(ii) Expenses. All expenses, including without limitation, utility fees and deposits and all maintenance charges and payments under existing reciprocal easements agreements and/or similar agreements, with respect to the Property shall be allocated between Seller and Buyer as of the Closing Date. Seller shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Buyer shall be responsible for all expenses for the period of time from, after, and including the Closing Date. If accurate allocations cannot be made at Closing because current bills are not then available (for example, as in the case of utility bills), the parties shall allocate such expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense.

(iii) Allocations. All prorations and allocations made pursuant to this Section 4 shall be determined by allocating the tax, assessment or other expense on a per-acre basis.

(iv) Errors and Omissions. If any errors or omissions are made regarding adjustments and prorations pursuant to this Section 4, the parties shall make the appropriate corrections promptly upon the discovery thereof. If any estimates are made at the Closing regarding adjustments or prorations, the parties shall make the appropriate correction promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid by check to the party entitled thereto.

(v) Survival. All obligations to adjust prorations set forth in this Section 4 shall survive the Closing of the transaction for one (1) year.

(b) Actions By Escrow Agent. Upon the Closing, Escrow Agent shall promptly undertake all of the following in the manner indicated.

(i) Prorations. Prorate all matters referenced in this Section 4 above based upon the settlement statement delivered into Escrow signed by the parties.

(ii) Recording. Cause the Deed (defined in Section 5), REA (defined in Section 7(b)), and any other documents that the parties hereto may mutually direct, to be recorded in the official records of the County.

(iii) Disbursements. Disburse from funds deposited by Buyer with Escrow Agent towards payment of the Purchase Price and all other items chargeable to the account of Buyer pursuant to this Agreement in payment of such obligations and disburse the balance of such funds, if any, to Buyer.

(iv) Title Policy. Direct the Title Company to issue to Buyer an original ALTA Standard Owner's Policy of Title Insurance, or Extended Owner's Policy of Title Insurance, as directed by Buyer ("**Title Policy**") in the amount of the Purchase Price showing title to the Property vested in Buyer.

5. **Closing**. The consummation of the purchase and sale of the Property (the "**Closing**" or the "**Close of Escrow**") is defined as the date the special warranty deed ("**Deed**"), in the form attached as **Exhibit B**, conveying the Property to Buyer is recorded in the official records of the County. This Escrow will close on or before the date ("**Closing Date**") which is thirty (30) days following the expiration of the Inspection Period (defined in Section 7(a) and as may be extended in Section 7(a)(v)). Seller agrees to deliver possession of the Property to Buyer at Closing. At Closing, all of the terms and conditions of this Agreement will be deemed satisfied and merged into the Deed and will not survive the Closing, except as specifically set forth in this Agreement.

6. **Inspections Prior to Closing**.

(a) "AS IS." Buyer acknowledges and agrees that, except for the Express Representations (defined in Section 32), Seller has made absolutely no representations or warranties and no responsibility has been or is assumed by Seller regarding the Property, including, without limitation, its condition, its "Environmental Condition" (as herein defined), its value, its expense of operation, its income potential, its past use, its impact on adjacent and surrounding properties, its suitability for Buyer's intended use thereof, or any other fact or condition which might affect the Property, and that Buyer is purchasing the Property on an "as is" basis and "with all faults" as of the date of this Agreement and the expiration of the Inspection Period. Buyer is, or as of the expiration of the Inspection Period will be, familiar with the Property. Except for the Express Representations, Buyer is not relying in any way upon any representations, statements, agreements, warranties, studies, plans, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any of the foregoing matters. Except for the Express Representations, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning any information or material supplied by Seller to Buyer regarding the Property.

For purposes of this Agreement, "**Environmental Condition**" shall mean any condition with respect to soil, ambient air, surface waters, groundwaters or other waters of the State of Arizona or the United States, both on or off the Property, or any other condition, including, but not limited to, asbestos, lead-based paint, radon, electromagnetic fields, contamination of indoor air or other

contamination, which could require remedial action and/or could result in claims, demands and/or liabilities to third parties, including but not limited to governmental entities.

As used herein, "**Environmental Laws**" shall include, without limitation, federal, state, local and regional statutes, rules, regulations and the common law relating to health, safety, industrial hygiene or the environment, including, without limitation, the Arizona Environmental Quality Act, contained in Title 49 of the Arizona Revised Statutes, as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("**CERCLA**"); the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901, et seq. ("**RCRA**"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq. ("**HMTA**"); the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, as amended, 42 U.S.C. Section 11001 et seq. ("**EPCRA**"); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. Section 136, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1251, et seq.; the National Environmental Policy Act, as amended, 42 U.S.C. Section 4321, et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.; the Endangered Species Act, as amended, 16 U.S.C. Section 1531, et seq.; the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. Section 401 et seq.; the Oil Pollution Act of 1990, as amended; the Pollution Prevention Act of 1990, as amended; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300[f] et seq.; the Toxic Substances Control Act, as amended, 7 U.S.C. Section 136 et seq. ("**TSCA**"); any regulations promulgated under or pursuant to any of the foregoing; and all other federal, state, and local laws, ordinances, statutes, codes, rules, regulations, orders, and decrees now or hereinafter in effect relating to pollution, emissions, discharges, releases, or threatened releases, of or into the environment or otherwise, including into the air, surface water, groundwater, sewer or wastewater systems, land surface and subsurface strata, of Hazardous Materials; noise pollution; the protection of human health, natural resources, wildlife, marine sanctuaries, wetlands, or the environment; or relating to the manufacture, processing, distribution, use, handling, treatment, storage, disposal, generation, transfer or transportation of Hazardous Materials, storage tanks, vessels and related equipment, reporting or notification for Hazardous Materials.

"**Hazardous Materials** " or similar terms shall mean any substances, chemicals, materials, or elements in any physical state (liquid, solid, gaseous/vapor, etc.) that are prohibited, defined, limited or regulated by Federal law, Arizona law, local ordinance or any other lawfully enacted regulatory system, or any other substances, chemicals, materials, or elements that are defined as "hazardous" or "toxic," or a "pollutant" or "contaminant", or otherwise regulated, known or considered to be potentially harmful, hazardous or injurious to human health, the safety of occupants or users of the Property or the environment. The term Hazardous Materials shall also include any substance, chemical, material, or element in any physical state (liquid, solid, gaseous/vapor, etc.): (i) defined as a "hazardous substance" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601, et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, and as further amended from time to time, and all regulations promulgated thereunder; (ii) defined as a "regulated substance" within the meaning of Subtitle I of the Resource Conservation and Recovery Act (42 U.S.C. Sections 6991-6991i), as amended from time to time, and all regulations promulgated thereunder; (iii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act (33 U.S.C. Section 1321), as amended from time to time, and all regulations promulgated thereunder; (iv) listed, designated, defined, classified, regulated, listed or otherwise identified by the following Federal laws and statutory schemes, including without limitation, the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Federal Water Pollution Control Act and Amendments of 1972 (33 U.S.C. §§ 1251 et seq.), the Oil Pollution Act of 1990 (Pub. L. No. 101-380, 104 Stat. 484), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the

Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the National Environmental Policy Act (42 U.S.C. §§ 4321 et seq.), as amended from time to time, and all regulations promulgated thereunder; (v) defined as "hazardous", "toxic", or a "pollutant", or "contaminant" or otherwise regulated, under any laws adopted by the State of Arizona, or its agencies or political subdivisions; (vi) which is petroleum, petroleum products, ethanol, methyl tertiary butyl ether or derivatives or constituents of or vapors from any of the foregoing; (vii) which is asbestos or asbestos-containing materials; (viii) the presence of which requires notification, investigation or remediation under any statutory codes, regulations or common law; (ix) the presence of which on the Property causes or threatens to cause a nuisance upon the Property, or to adjacent properties, or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; (x) which is urea formaldehyde foam insulation or urea formaldehyde foam insulation-containing materials; (xii) which is lead-based paint or lead- based paint-containing materials; (xiii) which are polychlorinated biphenyls or polychlorinated biphenyl-containing materials; (xiv) which is radon or radon-containing or producing materials; (xv) which is or contains excessive moisture, mildew, mold, microbial contamination, microbial growth or other fungi, or biological agents that can pose a risk to human health or the environment, or negatively impact the value of the Property; (xvi) which is a vapor from volatile chemicals or any other toxic or Hazardous Materials, including petroleum hydrocarbons, from a subsurface soil, groundwater or other source, or (xvii) which by any laws of any governmental entity requires special handling in its collection, storage, treatment, or disposal.

(b) License. Subject to the terms and conditions hereof, Buyer, its agents and representatives, shall at all times before the Closing (at reasonable times during ordinary business hours) have the privilege, opportunity and right of entering upon the Property in order to conduct such examinations, tests, studies and investigations of the Property, including, but not limited to, the physical and environmental conditions thereof, as Buyer deems necessary or desirable to satisfy itself as to the condition of the Property, and Buyer will rely solely upon same and not upon any information (including without limitation environmental studies or reports of any kind) provided by or on behalf of Seller or its agents, consultants or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement or the documents executed at Closing pursuant to Section 11 hereof; provided, however, any such access on the Property shall be coordinated with Seller as to mutually acceptable times. At Seller's election, a representative of Seller may be present during any entry by Buyer or its representatives upon the Property for conducting its studies and investigations. Buyer shall indemnify, defend, upon demand, protect and hold harmless Seller, the Property and Seller's agents, employees, officers, directors, shareholders, partners, members, affiliates, successors, assigns and representatives from and against any and all liabilities, losses, claims, demands, damages, interest, penalties, fines, monetary sanctions, attorneys' fees, experts fees, consultants fees, courts costs and any other expenses which result from or arise out of or is any way connected with in any manner whatsoever directly to the following: (a) any default by Buyer in the performance of Buyer's obligations under the provisions of this Section 6(b); (b) acts, errors, omissions or negligence of Buyer, its agents, contractors, consultants, designees or employees in, on or about the Property; (c) any claims for nonpayment of any of the tests, inspections and studies conducted by Buyer at the Property, including, without limitation, mechanic's lien claims, and if any such liens are filed Buyer shall cause same to be dismissed, by payment, bonding or otherwise, not later than thirty (30) days following notice to Buyer of the filing thereof; and (d) any claims or litigation filed against Seller caused by the activities of Buyer, its agents, contractors, consultants, designees or employees under this Agreement on the Property, which indemnification shall survive the Close of Escrow or any early termination of this Agreement. Notwithstanding the foregoing, such duty to indemnify and defend Seller shall not extend to any of the foregoing arising out of Seller's own gross negligence, willful misconduct, or any liability to the extent arising from the acts or omissions of Seller, or Seller's agents, contractors and representatives, or out of the mere discovery of a pre-existing condition.

(c) Invasive Testing. Buyer shall not perform a so-called "Phase II" environmental site assessment of the Property or any other sampling, boring, drilling or other physically intrusive or invasive testing on the Property without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Disclosure. Buyer covenants and agrees with Seller not to disclose to any third party (other than to lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller's prior written consent, unless Buyer is obligated by law to make such disclosure or unless such information is already a matter of public record, any of the Seller Information (as defined below) or reports or any other documentation or information obtained by Buyer which relates to the Property in any way, all of which shall be used by Buyer and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, Buyer agrees that all such information will continue to be held in strict confidence. If Buyer believes such disclosure is required to be made, Buyer will so inform Seller and provide Seller (upon request) a copy of the information, content, report, analysis or result to be disclosed; Seller, at its sole discretion, shall have the option (but not the obligation) to attempt to obtain a protective order or to otherwise prevent such disclosure, and Buyer shall take no action to prevent or interfere, and shall cooperate at no cost to Buyer, with any efforts Seller may elect to undertake to intervene in any proceedings or to otherwise prevent disclosure. If any disclosure is required, Seller shall have the option (but not the obligation) to make such disclosure.

(e) Restoration; Insurance. In the event the Property is disturbed or altered in any way as a result of Buyer's activities (including, without limitation, in connection with any intrusive testing approved by Seller pursuant to the provisions hereof), Buyer shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property. Prior to any entry upon the Property by Buyer or Buyer's agents, contractors, subcontractors or employees, Buyer shall cause such parties entering the Property to maintain a commercial general liability insurance policy covering the activities of Buyer or such agents, contractors, subcontractors and employees on or about the Property, and such insurance policy shall have a per occurrence limit of at least $1,000,000, and will include an endorsement naming Seller as additional insureds and will be primary and noncontributing with any other insurance available to Seller. All insurance must be issued by insurance companies authorized to do business in the State of Arizona, must be written on an occurrence basis and must include coverage for contractual liability and broad form property damage. Buyer or its agents, contractors, subcontractors or employees will deliver to Seller a copy of the certificate of insurance effectuating the insurance required in this paragraph prior to the commencement of such activities.

(f) Seller Information. If in Seller's possession or control, Seller will deliver to Buyer copies of: (i) any site plans, preliminary plats, ALTA/NSPS surveys, environmental or soils reports relating to the Property, zoning reports, and third party reports relating to the Property prepared on behalf of Seller, (ii) all documents related to utility service and infrastructure for any part of the Property (including plans, specifications and will serve letters), (iii) any insurance claims submitted (whether or not covered) by Seller during Seller's ownership of the Property, and (iv) all documents filed by Seller with the City of Surprise related to the entitlements and replat of the Property as referenced in this Agreement, together with any conditions of approval issued by the City of Surprise, in each case on or before three (3) days after the Effective Date (the "**Seller Information**"). Seller agrees to promptly deliver to Buyer all updates to the Seller Information (including, without limitation, status updates, documents and information regarding Seller's replat of the Property). Failure to deliver any updates to Buyer will not be deemed a default by Seller under this Agreement; provided, however, Seller must not intentionally withhold any updates to the Seller Information. Notwithstanding the foregoing, Seller will not be required to deliver any proprietary, financial or other confidential information or reports prepared by or on behalf of Seller. Buyer acknowledges that Seller does not make any representation or warranty of any nature whatsoever regarding

the truth, accuracy, validity, completeness, usefulness, suitability or any other aspect of any Seller Information provided to Buyer, whether prior to or after the Effective Date, and Seller expressly disclaims any such representation and warranty, but does represent that the Seller Information delivered to Buyer are complete copies of the information in Seller's possession without retraction, deletion or modification. Buyer further acknowledges that the Seller Information is specific to Seller's use and development of the Property and may not be consistent with the interests of Buyer in the Property. Buyer relies on all Seller Information at Buyer's sole risk. Buyer hereby agrees that it shall not permit the further dissemination of any Seller Information provided to Buyer (other than to lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein), and in the event this Agreement is terminated prior to Closing, Buyer shall return all Seller Information promptly to Seller. Seller will reasonably cooperate with Buyer in obtaining such additional information and materials as may be requested by Buyer.

(g) Property Materials. If this Agreement is terminated, Buyer will destroy or return to Seller all Seller Information. In addition, Buyer will deliver to Seller all third party reports conducted by Buyer or its consultants in Buyer's possession (collectively, the "**Property Materials**"). Seller acknowledges that Buyer does not make any representation or warranty of any nature whatsoever regarding the truth, accuracy, validity, completeness, usefulness, suitability or any other aspect of any the Property Materials provided to Seller, and Buyer expressly disclaims any such representation and warranty.

(h) Survival. The provisions of this Section 6 shall survive Closing or any earlier termination of this Agreement, regardless of the reason for such termination.

7. **Conditions Precedent**.

(a) Inspection Period. It is agreed that Buyer's obligations hereunder are conditioned upon Buyer being satisfied, at Buyer's sole cost and expense, within the period commencing on the Effective Date and expiring at 6:00 p.m. (Arizona time) one hundred twenty (120) days thereafter (the "**Inspection Period**"), with the condition of the Property for the construction, development and operation of Buyer's intended improvements, as more fully set forth below:

(i) Title. Buyer shall have thirty (30) days after the receipt of the commitment for title insurance (the "**Title Commitment**") and ALTA/NSPS Land Title Survey ("**Survey**") to give written notice to Seller (the "**Title Objection Notice**") of any objectionable matter or defect which affects the marketability or insurability of the title to the Property (the "**Title Objections**"), but no later than ninety (90) days after the Effective Date (the "**Title Review Period**"). If Buyer fails to deliver the Title Objection Notice on or before the expiration of the Title Review Period, Buyer shall be deemed to have waived such right to object to the Title Objections. Notwithstanding anything in this Agreement to the contrary, any existing mortgages, deeds of trust, deeds to secure debt, mechanics' or materialmen's liens, judgment liens or similar monetary liens (except for those caused by Buyer or on behalf of Buyer) and encumbrances (collectively, "**Must Cure Items**") will be automatically deemed matters to which objection is made by Buyer, regardless of whether Buyer gives a Title Objection Notice to Seller, and Buyer under no circumstances will be deemed to have waived any Must Cure Items, nor will same be considered permitted title exceptions in the title commitment, unless such waiver will be an express waiver in writing executed by Buyer. Seller shall cause all Must Cure Items to be released or discharged at its sole expense at or before the Closing Date. If Buyer does timely give Seller a Title Objection Notice, Seller may, within ten (10) business days following Seller's receipt of the Title Objection Notice, given written notice to Buyer as to whether Seller will attempt to cure such Title Objections by the Closing Date ("**Seller's Title Response**"). If Seller fails to notify Buyer within said 10-business day period or Seller notifies Buyer within said 10-business day period that Seller does not intend to attempt to cure any or all of the Title Objections by the Closing Date, then Buyer shall have the option either to (i) waive its objections hereunder and take title to

the Property pursuant to the remaining terms of this Agreement or (ii) terminate this Agreement by giving written notice to Seller prior to the expiration of the Inspection Period. Further, if Seller's Title Response provides that Seller intends to attempt to cure the Title Objections by the Closing Date but Seller fails to cure such Title Objections by such date, then Buyer shall have the option either to (i) waive its objections hereunder and take title to the Property pursuant to the remaining terms of this Agreement, or (ii) terminate this Agreement by giving written notice to Seller. If this Agreement is terminated pursuant to this Section 7(a)(i) on or before the expiration of the Inspection Period, the Earnest Money (less any IP Extension Fee (defined in Section 7(a)(v)) will be refunded by Escrow Agent to Buyer and any IP Extension Fee will be disbursed to Seller. If this Agreement is terminated pursuant to this Section 7(a)(i) after the Inspection Period due to Seller's failure to cure a Title Objection as set forth in Seller's Title Response on or before Closing, the Earnest Money and any IP Extension Fee, if any, shall be refunded by Escrow Agent to Buyer. In the event this Agreement is terminated, then this Agreement shall be null and void and of no further force or effect with Buyer and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein. Seller makes no representations or warranties whatsoever concerning title, except as specifically provided in this Agreement. Buyer acknowledges and agrees that it is relying upon its own title and survey investigations and title insurance policy. Buyer acknowledges that due to the conflict between federal and Arizona laws concerning the cultivation, distribution, manufacture, and sale of marijuana, the Title Company may not be able to insure this transaction. Buyer will confirm during the Title Review Period that the Title Company will issue the Title Policy to Buyer at Closing. In addition, Buyer may not file a claim against Seller in the event the Title Company does not provide coverage in connection with Buyer's intended use of the Property (including any claim filed with the Title Company after the Closing Date). The provisions of this Section 7(a)(i) shall survive Closing.

(ii) Studies. Buyer shall have the right to conduct due diligence studies including such physical inspections and other tests, examinations, studies and appraisals of the Property as Buyer deems necessary to satisfy its condition and suitability for Buyer's intended use of the Property.

(iii) Approvals. Buyer shall have the right to obtain all necessary or required approvals for issuance of all permits from governmental authorities having jurisdiction, including, but not limited to, all planning and zoning permits, variances and other regulatory approvals for Buyer's development and use of the Property for a state-regulated marijuana facility that may include retail and/or cultivation operations (the "**Approvals**"), on or before the Closing Date. Notwithstanding the foregoing, prior to making any submittals to any governmental authorities that would be binding upon the Property in the event that this Agreement is terminated, Buyer shall deliver to Seller a copy of the proposed submittal and any other documents required by Seller for Seller's review and prior written approval, such approval not to be unreasonably withheld, conditioned or delayed (provided, however, Seller may withhold its approval in its sole and absolute discretion if the submittal or document impacts the intended uses on Pads A, C and B as set forth in this subparagraph (iii) below). Within five (5) business days after receipt of a submittal which requires Seller's consent, Seller will either approve or disapprove such submittal. If Seller disapproves a submittal requiring Seller's consent, Seller will set forth the reasons for such disapproval. If Seller fails to notify Buyer of its approval or disapproval within five (5) business days of receipt of the submittal, Buyer will have the right to give Seller written notice of such failure, and if such notice states in all capital letters: "FAILURE TO RESPOND TO THIS SECOND NOTICE WITHIN FIVE (5) DAYS OF RECEIPT THEREOF SHALL BE DEEMED APPROVAL OF THE ENCLOSED PLANS", then if Seller fails to notify Buyer of its approval or disapproval within five (5) days of the receipt of such notice, Seller is deemed to have approved such submittal. Buyer shall pursue the Approvals in good faith. Seller shall reasonably cooperate with Buyer in processing the Approvals (including by executing an owner's authorization or equivalent) and Buyer shall be solely responsible for all costs associated with reviewing the Approvals imposed by a governmental authority, including any conditions of approval imposed by any and all governmental agencies. Buyer acknowledges that Seller will undertake no independent investigation to verify any of the statements contained in the applications for the Approvals (collectively,

the "**Applications**"). Therefore, Buyer agrees to indemnify, protect, defend (with counsel reasonably satisfactory to Seller) and hold Seller and the Property harmless for, from and against any and all costs, losses, damages, liens, proceedings, liability or expenses, of any kind or nature, arising out of or resulting from Seller's execution of the Applications, and such indemnification obligation shall survive the Close of Escrow or any early termination of this Agreement. Buyer shall use reasonable efforts to provide at least five (5) days prior written notice to Seller of any meetings to be held with the City so that a representative of Seller may be present at such meeting. No such Approvals shall be binding on the Property before the Closing, unless Seller has specifically agreed in writing to same. Buyer acknowledges that Seller or a proposed buyer is pursuing approvals for the operation of a convenience store with fuel operations on Pad A, the operation of a car wash on Pad D, and the operation of a fast-food restaurant on Pad C. In no event may the Approvals restrict or materially interfere with the proposed foregoing uses. Buyer acknowledges that receipt of the Approvals in not a condition to Closing.

(iv) Replat. Seller shall obtain all necessary approvals to replat the Property as a separate lot, as depicted on **Exhibit "A-2"** prior to the Closing. Buyer and Seller agree to reasonably cooperate on the platting process at no cost to Buyer. In the event Seller is unable to obtain such approvals prior to the end of the Inspection Period, then Buyer may terminate this Agreement in accordance with subparagraph (vi).

(v) Extension of Inspection Period. In the event Buyer is unable to obtain the Approvals prior to the expiration of the initial Inspection Period, and subject to the Buyer's successful completion of the milestones set forth on **Exhibit D**, Buyer will have the right to extend the Inspection Period for four (4) periods of thirty (30) days each. If Buyer has failed to meet a milestone on **Exhibit D**, then Buyer may not exercise the foregoing extensions. If Buyer elects to extend the Inspection Period as provided in this paragraph, Buyer must notify Seller of such election prior to the expiration of the Inspection Period or the then current extension, as the case may be, and in each instance Seven Thousand Five Hundred and No/100 Dollars ($7,500.00) (each, an "**IP Extension Fee**") of the Earnest Money will become non-refundable, except in the event of an uncured Seller default or as otherwise provided in this Agreement. Each IP Extension Fee is applicable to the Purchase Price.

(vi) Termination During Inspection Period. Should Buyer fail to be satisfied with the condition of the Property for any reason, in Buyer's sole and absolute discretion, or if Buyer is unable to obtain the Approvals prior to the expiration of the Inspection Period, as extended, Buyer may either (x) terminate this Agreement by giving written notice to Seller on or before the expiration of the Inspection Period, as extended, whereupon Escrow Agent will refund to Buyer the Earnest Money, less the IP Extension Fee(s), Escrow Agent will disburse the IP Extension Fee(s) to Seller, and this Agreement will be void and of no further force or effect with Buyer and Seller having no further rights, obligations or liabilities except as otherwise set forth in this Agreement, or (y) issue an approval notice to Seller and consummate the purchase of the Property as set forth in this Agreement. If Buyer fails to deliver any such termination notice or approval notice to Seller and Escrow Agent on or before the expiration of the Inspection Period, as extended, Buyer will be deemed to be dissatisfied with the Property, this Agreement will automatically terminate as of the expiration of the Inspection Period, as extended, and the Earnest Money shall be disbursed as set forth in (x) above.

(b) Declaration. Seller is negotiating a Declaration of Restrictions and Easements ("**Declaration**") with regard to the Property and the remainder of the Underlying Property (collectively, the "**Project Parcels**"). The Declaration will (i) establish reciprocal appurtenant easements in favor of the Project Parcels for vehicular and pedestrian ingress and egress, parking and utilities, (ii) address maintenance and repair obligations of the parties with regard to the shared driveways, parking areas, walls (if applicable) and other "common areas" among the Project Parcels, (iii) provide that each party is responsible at its sole cost and expense to maintain the improvements on its parcel, (iv) provide for self-

help and lien rights in favor of a non-defaulting party if either party defaults in its maintenance obligations under the Declaration, (v) set forth an exclusive in favor of the Project Parcel identified as Pad A on the Site Plan prohibiting the remainder of the Project Parcels from being used for the operation of a retail convenience store or fuel station, (vi) set forth an exclusive in favor of Pad D on the Site Plan prohibiting the remainder of the Project Parcels from being used for the operation of a car wash, (vii) set forth an exclusive in favor of the Project Parcel identified as Pad C on the Site Plan prohibiting the remainder of the Project Parcels from being used for the operation of a fast-food hamburger restaurant, (viii) cost sharing with respect to any off-site or utility extension work that benefit Pads A, B, C and D on the Site Plan and such other on-site or off-site work as may be required by the City, (ix) require Pads B, C and D to retain all storm water run-off on its parcel unless approved by Seller, and (x) such other matters as reasonably agreed upon by the parties. Seller will deliver the current draft of the Declaration to Buyer within five (5) days after the Effective Date. Buyer to review and approve the draft Declaration within thirty (30) days after the Effective Date (the "**Declaration Review Period**"). If Buyer disapproves of the form of Declaration, Buyer may either (i) cancel and terminate this Agreement by giving notice of termination to Seller on or before the expiration of the Declaration Review Period, in which case Escrow Agent will immediately refund to Buyer the Earnest Money, and the parties will be relieved of any and all further right, duty, liability or obligation under or with respect to this Agreement, except for matters that by the express terms of this Agreement will survive termination, or (ii) accept the last draft of the Declaration provided by Seller to Buyer. If Buyer fails to provide written notice of its election on or before the expiration of the Declaration Review Period, Buyer will be deemed to have elected (ii). Buyer acknowledges that the Declaration will be subject to approval by other buyers of the Project Parcels. If Buyer approves or is deemed to have approved of the draft Declaration and, thereafter, there are any substantive revisions to the Declaration, Buyer shall have the right to approve the modified Declaration in its sole discretion. If Buyer does not approve of subsequent changes to the Declaration as stated in the preceding sentence, Buyer shall have the right to cancel this Agreement by giving notice of termination to Seller, in which case Escrow Agent will immediately refund to Buyer the Earnest Money (including any IP Extension Fee(s), if any), and the parties will be relieved of any and all further right, duty, liability or obligation under or with respect to this Agreement, except for matters that by the express terms of this Agreement will survive termination. Buyer will reasonably cooperate with Seller with respect to any changes to the Declaration requested by Seller after the expiration of the Declaration Review Period, provided, however, Buyer shall not be deemed to be acting unreasonably if any changes to the Declaration following the Declaration Review Period may adversely affect Buyer's intended development, use or operation of the Property.

(c) Seller's Work. Seller's work is set forth in Exhibit D attached to the Declaration (the "**Seller's Work**"). The costs of Seller's Work will be shared by the owners of Pads A, B, C and D on a pro rata square footage basis as shown on the Site Plan and will be set forth in the Declaration. Following Seller's successful completion of the Seller's Work, and subject to Buyer's right to inspect and reasonably approve of the Seller's Work (provided, however, Buyer cannot object to any of Seller's Work that has been inspected and approved by the applicable utility service or the City of Surprise), Buyer will reimburse Seller for Buyer's prorata share of the costs to perform Seller's Work in an amount not to exceed $250,000.00 (the "**Initial Cap**"), which is based on the land area set forth on the replat and further described in the Declaration. Buyer's obligation to reimburse Seller for any amounts under this Section is conditioned on the Closing of the sale of the Property to Buyer. If Buyer's prorata share exceeds the Initial Cap, then the amount above the Initial Cap is subject to Buyer's approval, which approval will not be unreasonably withheld, conditioned or delayed. Prior to the expiration of the Inspection Period, Buyer and Seller will agree to a reasonable timeline for completion of Seller's Work. The provisions of this Section 7(c) will survive the Closing.

(d) Buyer Site Plan. Within thirty (30) days after the Effective Date, Buyer will submit to Seller a conceptual site plan (the "**Buyer Site Plan**") setting forth Buyer's intended use of the Property. Seller will use its commercially reasonable best efforts to incorporate the elements of the Buyer Site Plan

into the Site Plan for submittal to the City. Seller and Buyer will mutually cooperate with each other's efforts to obtain approval of the Site Plan and Buyer Site Plan from the City. Buyer acknowledges that the Site Plan is conceptual in nature and is subject to change.

(e) Buyer's Conditions to Closing. Notwithstanding anything to the contrary contained herein, for the benefit of Buyer, the Closing shall be expressly conditioned upon the occurrence and/or satisfaction of each of the following conditions (or Buyer's written waiver thereof, it being agreed that Buyer may waive any, all or none of such conditions):

(1) No Bankruptcy. There is no action or proceeding commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien or levy shall have attached to or been issued with respect to Seller's interest in the Property or any portion thereof.

(2) Representations and Warranties; No Default. The Express Representations made by Seller in this Agreement shall be true in all material respects as of the Closing Date with the same effect as though the Express Representations had been made or given at the Closing and Seller shall have materially performed and complied in all respects with Seller's obligations under this Agreement which are to be performed or complied with by Seller prior to or at the Closing, including without limitation, depositing in escrow the documents required to be deposited by Seller hereunder, and no uncured default by Seller shall have occurred.

(3) Title Policy. Buyer has received from the Title Company an unconditional commitment to issue to Buyer an ALTA Extended Owner's Title Policy in Title Company's standard form as approved by Buyer, insuring Buyer as the fee owner of the Property subject only to those exceptions and matters of record approved or deemed to have been approved by Buyer as provided herein, in the total amount of the Purchase Price, which Title Policy shall include extended coverage and/or such endorsements as Buyer may request, provided that Buyer shall be solely responsible for the additional cost and expense of such extended coverage and endorsements in excess of the premium for a standard coverage policy. Buyer will approve the proforma Title Policy and endorsements (collectively, the "**Proforma**") on or before the expiration of the Inspection Period. With respect to any amendments to the Title Commitment or Proforma issued after the expiration of the Inspection Period, Buyer will be deemed to have approved of any new exception(s) or changes shown in the Title Commitment or Proforma as of the date that is three (3) business days after the date Buyer receives the amendment, unless within such 3-business day period Buyer gives to Seller written notice disapproving such new exception(s). Any objections will be handled in accordance with Section 7(a)(i). Buyer acknowledges that the replat and Declaration will be permitted exceptions.

(4) Declaration. The Declaration has been executed by Seller and the appropriate parties and has been recorded in the Official Records of the Maricopa County Recorder's Office.

If Buyer elects to close hereunder, all conditions to Buyer's obligations set forth in this Section 7(e) shall be deemed satisfied or waived. Buyer shall have the right, in Buyer's sole and absolute discretion, to waive any or all of such conditions. In the event of a failure of a condition to Closing for Buyer's benefit as set forth in this Section 7(e), Buyer may, without prejudice to any rights or remedies Buyer may have under this Agreement arising out of a Seller breach of this Agreement, (i) terminate this Agreement by written notice to Seller and Escrow Agent, whereupon the Earnest Money (including the IP Extension Fee(s), if any) shall be returned immediately to Buyer and any and all rights and obligations of Buyer and Seller hereunder shall terminate (other than any such obligations which, by their express terms, survive any termination of this Agreement); or (ii) extend the Closing Date for a period of up to fifteen (15)

days in order to allow satisfaction of the unsatisfied Buyer's closing condition. If Buyer elects to proceed under sub-section (ii) above, and the unsatisfied Buyer's closing condition is not satisfied as of the expiration of said extension, then Buyer shall elect to proceed under either sub-section (i) above or waive the condition to closing and proceed to Closing. To the extent that the failure of any applicable Buyer's closing condition is caused by an uncured Seller default under this Agreement, Buyer shall be entitled to pursue its rights and remedies pursuant to the terms of Section 18(b).

8. **Brokerage Disclosure**. Buyer acknowledges that Seller and/or certain of Seller's employees, officers, affiliates and constituent partners or members are licensed real estate brokers or licensed real estate salespersons in the State of Arizona.

9. **Seller's Conditions to Closing**. Notwithstanding anything to the contrary contained herein, for the benefit of Seller, the Closing shall be expressly conditioned upon the occurrence and/or satisfaction of each of the following conditions (or Seller's written waiver thereof, it being agreed that Seller may waive any, all or none of such conditions):

(a) Buyer's Obligations. Buyer shall have materially performed all of the obligations required by the terms of this Agreement to be performed by Buyer; and

(b) Buyer's Representations. All covenants, representations and warranties made by Buyer to Seller in this Agreement shall be materially true and correct as of the Closing Date.

In the event either of the conditions in clauses (a) or (b) above have failed as of or prior to the Closing Date, subject to the cure period set forth in Section 18(a), Seller is entitled to proceed in accordance with the provisions of Section 18(a) of this Agreement. Upon a termination pursuant to the provisions of this Section 9, this Agreement shall be null and void and of no further force or effect, with Buyer and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein.

10. **Conveyance of Title**. At Closing, Seller will convey fee simple title to the Property to Buyer pursuant to the Deed.

11. **Closing Documents**.

(a) Deposits by Seller. Seller will deliver at the Closing the following documents (which shall be duly executed and acknowledged, where necessary, by Seller as appropriate):

(i) the Deed;

(ii) a Non-Foreign Certificate, in the form attached hereto as **Exhibit C**;

(iii) any reasonable and customary certificates and affidavits that may be required in the normal course by Title Company, including an owner's/title affidavit, in form and substance satisfactory to Seller;

(iv) such evidence as the Escrow Agent shall reasonably require as to the authority of the parties acting on behalf of Seller to enter into this Agreement and to discharge the obligations of Seller pursuant hereto;

(v) a closing statement which sets forth the distribution of the Purchase Price and other funds;

(vi) the Declaration (if not previously recorded);

(vii) an Affidavit of Property Value, which may be executed on behalf of Seller by the Escrow Agent; and

(viii) a general assignment in the form attached as **Exhibit E** (the "**Assignment**"), assigning to Buyer Seller's right, title and interest to (y) any contracts, warranties, guaranties, indemnities or claims that may exist with respect to the Property, and (z) all entitlements and intangible personal property in connection with or arising out of the ownership of the Property, including, without limitation, all approvals, plans, specifications, studies and surveys, licenses and permits.

(b) Deposits by Buyer. Buyer will deliver at the Closing the following documents (which shall be duly executed and acknowledged, where necessary, by Buyer as appropriate) and the following funds:

(i) such evidence as the Escrow Agent shall reasonably require as to the authority of the parties acting on behalf of Buyer to enter into this Agreement and to discharge the obligations of Buyer pursuant hereto;

(ii) a closing statement which sets forth the distribution of the Purchase Price and other funds;

(iii) an Affidavit of Property Value, which may be executed on behalf of Buyer by the Escrow Agent;

(iv) the balance of the Purchase Price plus Escrow Agent's estimate of Buyer's share of closing costs, prorations and charges payable pursuant to this Agreement;

(v) any reasonable and customary certificates and affidavits that may be required in the normal course by Title Company, in form and substance satisfactory to Buyer, duly executed by Buyer; and

(vi) the Assignment.

12. **Condemnation; Casualty**.

(a) In the event that at any time between the making of this Agreement and Closing, all or a material portion of the Property is condemned by any legally constituted authority for any public use or purpose, then Buyer may elect to either: (a) terminate this Agreement upon the earlier of (i) thirty (30) days after receipt of the notice of condemnation, or (ii) the Closing Date, in which event the Earnest Money paid by Buyer shall be immediately refunded by Escrow Agent to Buyer, and neither Buyer nor Seller shall have any further liabilities, obligations or rights hereunder except as otherwise set forth herein, or (b) have the terms of this Agreement remain in full force and effect and binding on the parties hereto. In the event of a condemnation in which Buyer does not elect to terminate this Agreement pursuant to the foregoing terms, then the term "Property" as used herein shall thereafter refer to the Property less and except any portion thereof taken by such condemnation. Seller shall credit on account of the Purchase Price the amount, as applicable, of all condemnation awards applicable to the Property actually received by Seller or any sums of money collected by Seller (whether retained by Seller or paid directly to a holder of any lien on the Property), and Seller shall also assign, transfer and set over to Buyer all of Seller's right, title and interest in and to such claims and further sums payable thereunder, and any awards that may be made with respect to any pending or future condemnation proceeding of the Property.

(b) Except as provided in any indemnity provisions of this Agreement, Seller will bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Buyer in accordance with this Agreement.

13. **Agreement Not Assignable by Buyer**. This Agreement may not be assigned or transferred by Buyer at any time without Seller's prior written consent, which consent Seller may withhold in its absolute discretion. Notwithstanding the preceding sentence, Buyer, without the need to obtain the consent of Seller, may assign this Agreement to an affiliate of Buyer or an entity which is controlled by or under common control with the Buyer, or request that Seller designate another person or entity as "Grantee" under the Deed utilized to convey the Property; provided that, at least ten (10) business days prior to Closing, Buyer delivers to Seller written notice of such assignment, specifying the name and address of Buyer's nominee. Nomination of such third party Grantee shall not grant any rights hereunder to such nominee nor relieve Buyer of Buyer's continuing covenants and obligations under this Agreement, if any. Any other attempted assignment without the prior written consent of Seller shall be void and Buyer shall be deemed in default hereunder, excluding the permitted assignments as described above. Any permitted assignments shall not relieve the assigning party from its liability under this Agreement.

14. **Notices**. All notices, requests, demands or other communications will be in writing and delivered by electronic mail, personal delivery, overnight mail or delivery service, or United States registered or certified mail, return receipt requested, postage prepaid (all of the foregoing, a "**Delivery Service**"), addressed as follows:

To Seller:	NWC Dysart & Bell, LLC 9120 East Talking Stick Way, Suite E-1 Scottsdale, Arizona 85250 Attention: Iver Bowden Email: iver.bowden@derito.com
Copy to:	Nagle Law Group, P.C. 4530 East Shea Boulevard, Suite 140 Phoenix, Arizona 85028 Attention: Robert H. Nagle and Cindy Severson-Davis Email: robert.nagle@naglelaw.com and cindy.severson@naglelaw.com
To Buyer:	Zoned Properties Inc. 8360 East Raintree Drive, Suite 230 Scottsdale, Arizona 85260 Attention: Dan Gauthier Email: dan.gauthier@zonedproperties.com
To Escrow Agent:	Thomas Title & Escrow 4800 N. Scottsdale Rd., Ste 4300 Scottsdale, AZ 85251 (480) 429-4314 Attention: Bryan Selna bselna@thomastitle.com

or to such other address as any party may from time to time designate by notice in writing to the other parties. All notices given pursuant to this Agreement shall be deemed given upon deposit with a Delivery

Service but will not be deemed to have been received until actual receipt. For the purpose of this Agreement, the term "receipt" shall mean the earliest of any of the following: (i) the date of delivery to the address specified pursuant to this section as shown on the return receipt; (ii) the date of actual receipt by the person or entity specified pursuant to this section; (iii) all notices sent by electronic mail shall be deemed to have been received upon sending, but if the party sends the notice after 5:00 p.m., then the date of receipt shall be the next business day; or (iv) in the case of refusal to accept delivery or inability to deliver, the earlier of (A) the date of the first attempted delivery or refusal to accept delivery, (B) the date of the postmark on the returned envelope, or (C) the date of receipt of notice of refusal or notice of non-delivery by the sending party. Notwithstanding the foregoing, while notice shall be deemed given on the date of mailing, the period in which a response to such a notice must be given or taken shall run from the date of receipt by the addressee. Rejection, refusal to accept delivery or inability to deliver due to changed address of which no notice has been given shall be deemed receipt by the addressee. Notices by a party may be given by legal counsel to or the authorized agent of such party. Any default notice given by electronic mail must additionally be given by one other Delivery Service set forth herein.

15. **Amendment**. Neither this Agreement nor any provision hereof may be changed, amended, modified, waived or discharged orally or by any course of dealing, but only by an instrument in writing signed by the party against which enforcement of the change, amendment, modification, waiver or discharge is sought.

16. **Legal Fees**. In the event legal action is instituted by any of the parties to enforce the terms of this Agreement or arising out of the execution of this Agreement, the prevailing party will be entitled to receive from the other party its reasonable attorneys' fees and court costs actually incurred (without regard to statutory interpretation).

17. **Brokers**. Buyer and Seller represent each to the other that, except for De Rito Partners, Inc. (representing Seller) ("**Seller's Broker**") and Zoned Properties Brokerage, LLC (representing Buyer) ("**Buyer's Broker**"), they have not discussed this Agreement or the subject matter hereof with, and have not engaged in any fashion or any connection with this transaction the services of, any real estate broker, agent, or salesman, so as to create any legal right in any such broker, agent, or salesman to claim a real estate commission or similar fee with respect to the conveyance of the Property or the other transactions contemplated by this Agreement. At Closing, Seller shall pay to Buyer's Broker a commission equal to three percent (3%) of the Purchase Price. At Closing, Seller will pay to Seller's Broker a commission equal to three percent (3%) of the Purchase Price pursuant to a separate agreement between Seller and Seller's Broker. Seller and Buyer agree to indemnify and hold the other harmless from and against any and all claims (including, without limitation, court costs and reasonable attorneys' fees actually incurred in connection with any such claims) for any other real estate commissions or similar fees arising out of or in any way connected with any breach of the foregoing representation.

18. **Default**.

(a) By Buyer; Liquidated Damages. If Buyer commits a default under this Agreement, and continues to be in default after notice thereof from Seller and ten (10) days' opportunity to cure the same (provided, however, if Buyer refuses to consummate the Closing when Seller is ready, willing and able to do so with all conditions to Closing of Seller having been met and all obligations of Seller having been satisfied, there shall be a one (1) business day cure period for failure to close on the Closing Date and written notice of default by Seller will not be required), then in any such event Seller may, as its sole and exclusive remedy arising from this Agreement, instruct the Escrow Agent to cancel the Escrow and Seller shall thereupon be released from its obligations hereunder. Buyer and Seller agree that based upon the circumstances now existing, known and unknown, it would be impractical, or extremely difficult to establish Seller's damage by reason of Buyer's default. Accordingly, Buyer and Seller agree that in the

event of default by Buyer under this Agreement, it would be reasonable at such time to award Seller "liquidated damages" equal to the amount represented by the Earnest Money. Therefore, if Buyer commits a default under this Agreement, Seller may, as its sole and exclusive remedy arising from this Agreement, instruct the Escrow Agent to cancel the Escrow whereupon (i) Escrow Agent shall immediately pay over to Seller the Earnest Money, (ii) Seller shall be relieved from all obligations and liabilities hereunder and, (iii) promptly following Escrow Agent's receipt of such instruction, Escrow Agent shall cancel the Escrow. The payment of said liquidated damages, therefore, shall constitute Seller's sole and exclusive remedy against Buyer at law and in equity and shall be in lieu of the exercise by Seller of any other legal or equitable right or remedy that Seller may have against Buyer as a result of Buyer's default, except that the foregoing shall not limit Seller's independent right of recourse against Buyer with respect to any indemnity made by Buyer to Seller in accordance with the provisions of this Agreement which, by the operative terms hereof, survives termination.

Seller and Buyer acknowledge that they have read and understand the provisions of this Section 18 and by their initials immediately below agree to be bound by its terms.

Seller's Initials ______ Buyer's Initials ______

(b) By Seller. If Seller s commits a default under this Agreement, and continues to be in default after notice thereof from Seller and ten (10) days' opportunity to cure the same (provided, however, there will be no cure period for failure to close on the Closing Date and no cure period will extend the Closing Date), then Buyer shall be entitled to the following exclusive remedies: (i) return of the Earnest Money without further instruction or authorization by Seller and Seller shall reimburse Buyer for all out-of-pocket expenses incurred by Buyer related to the Property, this Agreement and the transaction contemplated herein in an amount not to exceed $75,000.00, or (ii) pursue the remedy of specific performance of this Agreement, provided, however, solely in the event specific performance is unavailable as a remedy to Buyer, then the Earnest Money shall be refunded to Buyer and Buyer may pursue a claim against Seller for actual damages (but specifically excluding special and consequential damages), provided such claim does not exceed $75,000.00. Seller and Buyer acknowledge that they have read and understand the provisions of this Section 18 and by their initials immediately below agree to be bound by its terms.

Seller's Initials ______ Buyer's Initials ______

19. **Applicable Law**. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona.

20. **Waiver**. Failure of either Buyer or Seller to exercise any right given hereunder or to insist upon strict compliance with regard to any term, condition or covenant specified herein, shall not constitute a waiver of Buyer's or Seller's right to exercise such right or to demand strict compliance with any term, condition or covenant under this Agreement.

21. **Counterparts**. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement. For purposes of negotiating and finalizing this Agreement, any signed document transmitted by fax machine or by e-mail shall be considered for all purposes as an original signature and any such document shall be considered to have the same binding legal effect as an original document executed, delivered and exchanged between the parties. Seller and Buyer hereby agree that neither shall raise the use of a fax or e-mail transmission of signatures as a defense to this Agreement and each hereby waives such a defense.

event of default by Buyer under this Agreement, it would be reasonable at such time to award Seller "liquidated damages" equal to the amount represented by the Earnest Money. Therefore, if Buyer commits a default under this Agreement, Seller may, as its sole and exclusive remedy arising from this Agreement, instruct the Escrow Agent to cancel the Escrow whereupon (i) Escrow Agent shall immediately pay over to Seller the Earnest Money, (ii) Seller shall be relieved from all obligations and liabilities hereunder and, (iii) promptly following Escrow Agent's receipt of such instruction, Escrow Agent shall cancel the Escrow. The payment of said liquidated damages, therefore, shall constitute Seller's sole and exclusive remedy against Buyer at law and in equity and shall be in lieu of the exercise by Seller of any other legal or equitable right or remedy that Seller may have against Buyer as a result of Buyer's default, except that the foregoing shall not limit Seller's independent right of recourse against Buyer with respect to any indemnity made by Buyer to Seller in accordance with the provisions of this Agreement which, by the operative terms hereof, survives termination.

Seller and Buyer acknowledge that they have read and understand the provisions of this Section 18 and by their initials immediately below agree to be bound by its terms.

______________________	BAM
Seller's Initials	Buyer's Initials

(b) By Seller. If Seller s commits a default under this Agreement, and continues to be in default after notice thereof from Seller and ten (10) days' opportunity to cure the same (provided, however, there will be no cure period for failure to close on the Closing Date and no cure period will extend the Closing Date), then Buyer shall be entitled to the following exclusive remedies: (i) return of the Earnest Money without further instruction or authorization by Seller and Seller shall reimburse Buyer for all out-of-pocket expenses incurred by Buyer related to the Property, this Agreement and the transaction contemplated herein in an amount not to exceed $75,000.00, or (ii) pursue the remedy of specific performance of this Agreement, provided, however, solely in the event specific performance is unavailable as a remedy to Buyer, then the Earnest Money shall be refunded to Buyer and Buyer may pursue a claim against Seller for actual damages (but specifically excluding special and consequential damages), provided such claim does not exceed $75,000.00. Seller and Buyer acknowledge that they have read and understand the provisions of this Section 18 and by their initials immediately below agree to be bound by its terms.

______________________	BAM
Seller's Initials	Buyer's Initials

19. **Applicable Law**. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona.

20. **Waiver**. Failure of either Buyer or Seller to exercise any right given hereunder or to insist upon strict compliance with regard to any term, condition or covenant specified herein, shall not constitute a waiver of Buyer's or Seller's right to exercise such right or to demand strict compliance with any term, condition or covenant under this Agreement.

21. **Counterparts**. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement. For purposes of negotiating and finalizing this Agreement, any signed document transmitted by fax machine or by e-mail shall be considered for all purposes as an original signature and any such document shall be considered to have the same binding legal effect as an original document executed, delivered and exchanged between the parties. Seller and Buyer hereby agree that neither shall raise the use of a fax or e-mail transmission of signatures as a defense to this Agreement and each hereby waives such a defense.

22. **Captions; Construction**. All captions, headings, paragraph and subparagraph numbers and letters are solely for reference purposes and shall not be deemed to be supplementing, limiting, or otherwise varying the text of this Agreement. The parties hereto hereby acknowledge and agree that (i) each party hereto is of equal bargaining strength, (ii) each such party has actively participated in the drafting, preparation and negotiation of this Agreement, (iii) each such party has consulted with its own independent counsel, and such other professional advisors as it has deemed appropriate, relating to any and all matters contemplated under this Agreement, (iv) each such party and its counsel and advisors have reviewed this Agreement, (v) each such party has agreed to enter into this Agreement following such review and the rendering of such advice and (vi) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

23. **Severability**. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

24. **Entire Agreement**. Time is of the essence of this Agreement. This Agreement constitutes the sole and entire agreement of the parties and is binding upon Seller and Buyer, their heirs, successors, legal representatives and assigns. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary. This Agreement supersedes any prior agreements, negotiations and communications, oral or written, between Buyer and Seller as to the purchase and sale of the Property, including that certain Letter of Intent, dated November 20, 2022. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

25. **Date for Performance**. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended until 5:00 p.m. (Arizona time) on the next regularly scheduled business day.

26. **Effectiveness of Agreement**. The submission of this Agreement to Buyer for examination or consideration does not constitute an offer to sell the Property, and this Agreement will become effective, if at all, only upon the full execution and delivery by Buyer and Seller.

27. **Indemnification of Escrow Agent**. If this Agreement or any matter relating hereto shall become the subject of any litigation or controversy, Buyer and Seller agree, jointly and severally, to hold Escrow Agent free and harmless from any loss or expense, including attorneys' fees, that may be suffered by it by reason thereof except for losses or expenses as may arise from Escrow Agent's negligent or willful misconduct. If conflicting demands are made or notices served upon Escrow Agent with respect to this Agreement, the parties expressly agree that Escrow Agent shall be entitled to file a suit in interpleader and obtain an order from the court requiring the parties to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader, Escrow Agent shall be fully released and discharged from any obligations imposed upon it by this Agreement. Escrow Agent shall not be liable for the sufficiency or correctness as to form, manner, execution or validity of any instrument deposited with it, nor as to the identity, authority or rights of any person executing such instrument, nor for failure to comply with any of the provisions of any agreement, contract or other instrument filed with Escrow Agent or referred to herein. Escrow Agent's duties hereunder shall be limited to the safekeeping of all monies,

instruments or other documents received by it as Escrow Agent, and for their disposition in accordance with the terms of this Agreement.

28. **Closing Responsibility**. Seller and Buyer hereby appoint Escrow Agent, and Escrow Agent hereby agrees to act, as "the person responsible for closing" the transaction which is the subject of this Agreement (as the same may be amended from time to time) pursuant to Section 6045(e) of the Internal Revenue Code.

29. **Survival of Covenants**. The covenants, representations and warranties of Buyer and Seller set forth in this Agreement shall survive the recordation of the Deed and the Close of Escrow and shall not be deemed merged into the Deed upon its recordation for a period of one (1) year. Acceptance by Buyer of the Deed at Closing shall constitute an acknowledgment by Buyer of full performance by Seller of all of Seller's obligations under this Agreement, except for the representations, warranties and obligations of Seller which are expressly provided in this Agreement to survive Closing.

30. **Required Actions of Buyer and Seller**. Buyer and Seller agree to execute such instruments and documents and to diligently undertake such actions as may be required in order to consummate the purchase and sale herein contemplated and shall use good faith efforts to accomplish the Close of Escrow in accordance with the provisions hereof.

31. **Limitation on Seller's Liability**. Buyer represents and covenants that, except for any liability, obligation or responsibility arising from the Express Representations, Seller shall not have any liability, obligation or responsibility of any kind with respect to the following:

(i) The content or accuracy of any report, study, opinion or conclusion of any soils, toxic, environmental or other engineer or other person or entity who has examined the Property or any aspect thereof.

(ii) The content or accuracy of any information released to Buyer by an engineer or planner in connection with the development of the Property.

(iii) The availability of building or other permits or approvals for the Property by any state or local governmental bodies with jurisdiction over the Property.

(iv) The availability or capacity of sewer, water or other utility connections to the Property.

(v) Any of the items delivered to Buyer pursuant to Buyer's review of the condition of the Property.

(vi) The content or accuracy of any other development or construction cost, projection, financial or marketing analysis or other information given to Buyer or reviewed by Buyer with respect to the Property.

(vii) The unwillingness of the Title Company to issue the Title Policy for Buyer's intended use of the Property for the cultivation, distribution, manufacture, and sale of marijuana.

32. **Seller's Representations**. Seller makes the following representations (collectively with all other representations, warranties and statements in this Agreement, the "**Express Representations**") to Buyer with respect to the Property as of the Effective Date and as of the Closing Date:

(a) Authority. Subject to the limitations set forth in this Agreement, Seller has the full power and authority to sell the Property. This Agreement has been duly and validly authorized, executed and delivered by Seller and no other authorization is requisite to the valid and binding execution, delivery and performance of this Agreement by Seller. The execution and delivery of this Agreement and any other document required herein by Seller and the consummation of the transactions contemplated hereby and thereby by Seller will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan, or similar documents to which Seller is a party or by which Seller is bound.

(b) Leases and Other Agreements. There are no leases, rights of possession, options, rights of first offer or rights of first refusal or other agreements (whether oral or written) affecting or relating to the right of any party with respect to the possession of or right to the Property, or any portion thereof.

(c) I.R.C. Section 1445. Seller is not a "foreign person", "foreign corporation", "foreign trust" or "foreign estate" as those terms are defined in the I.R.C., Section 1445, nor is the sale of the Property subject to any withholding requirements imposed by the Internal Revenue Code (including, but not limited to, Section 1445 thereof) or any comparable laws of the State of Arizona, and Buyer has no obligation under any such laws to withhold any monies from the Purchase Price in accordance with the provisions of such laws in connection with the transaction contemplated hereby (or, if same shall not be the case such that Buyer is obligated to withhold from the Purchase Price under any such laws, Seller shall cooperate with Buyer in connection with Closing to allow for withholding and compliance with such laws, as necessary).

(d) Litigation. There is no pending litigation or other proceeding against Seller relating to the Property, and, to the best of Seller's current, actual knowledge, threatened, including without limitation any condemnation action.

(e) Third Party Contracts. There are no contracts or agreements to which Seller is a party relating to the operation or maintenance of the Property other than those which are disclosed to the Buyer in the Title Commitment or as set forth in the Declaration.

(f) Environmental. Seller has received no written notice of any material violation of any Environmental Laws relating to the presence of Hazardous Materials on the Property or release or presence of Hazardous Materials on, under or about the Property that has not been cured prior to the Effective Date. To the best of Seller's knowledge, without any inquiry or investigation, (a) there are no Hazardous Materials located in, on, under or about the Property in violation of Environmental Laws, (b) the Property is not in violation of any applicable Environmental Law and is not subject to any pending or threatened investigation or inquiry by any governmental authority and is not subject to any remedial action or obligations under any Environmental Law, (c) Seller has not violated any Environmental Law during its ownership of the Property, and (d)Seller has not used, generated, manufactured, stored, treated, or disposed on the Property any Hazardous Materials in violation of Environmental Laws. Seller has not conducted any activity on the Property that could result in the presence of Hazardous Substances in violation of Environmental Laws. There are no underground storage tanks under the Property and, to Seller's knowledge, on the Underlying Property (provided, however, Buyer acknowledges that Seller will be installing underground fuel tanks on Pad A for the operation of a convenience store with fuel operations). Seller has no reason to believe and does not believe that any Hazardous Materials have seeped or flowed onto or into the Property from the Underlying Property.

(g) Bankruptcy. Seller has not: (a) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (b)

caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property; or (c) made an assignment for the benefit of creditors.

If, at any time following the Effective Date and prior to Closing, Seller, or any representative of Seller, learns of any facts or circumstances which would render any of the Seller representations and warranties contained in this Agreement untrue, then Seller shall promptly notify Buyer in writing of all such facts and circumstances (an "**Exception to Warranty Notice**") and Buyer shall, within five (5) business days following receipt of an Exception to Warranty Notice, have the right, as its sole and exclusive remedy, to elect to (i) terminate this Agreement, whereupon the Earnest Money (including an IP Extension Fee(s)) shall be immediately returned to Buyer, and thereafter, except as otherwise provided in this Agreement, neither party shall have any further obligation or liability to the other hereunder; or (ii) waive any claim against Seller arising out of or related to the information disclosed and proceed with the transaction, in which case the representation or warranty shall be deemed modified as necessary to conform with the additional information disclosed to Buyer in the Exception to Warranty Notice. Buyer's failure to timely elect in writing to waive any claim against Seller shall be deemed an election to proceed in accordance with clause (ii) above. Notwithstanding the foregoing, prior to any termination of this Agreement, Seller shall not take any action, fail to take any required action, or willfully allow or consent to any action that would cause any of Seller's representations or warranties to become untrue.

33. **Buyer's Representations and Warranties**. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property to Buyer, Buyer makes the following representations and warranties, each of which is material and is being relied upon by Seller (the continued truth and accuracy of which shall constitute a condition precedent to Seller's obligations hereunder):

(a) Authority. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Buyer is requisite to the valid and binding execution, delivery and performance of this Agreement.

(b) Representations. All representations and warranties of Buyer set forth in this Agreement shall be true on and as of the Close of Escrow as if those representations and warranties were made on and as of such time.

(c) Title Policy. Buyer acknowledges that due to the conflict between federal and Arizona laws concerning the cultivation, distribution, manufacture, and sale of marijuana, the Title Company may not be able to insure this transaction. From and after the expiration of the Inspection Period, Buyer may not terminate this Agreement if Buyer discovers that the Title Company is unwilling to issue the Title Policy. Except for the standard owner's affidavit to be executed by Seller at the Closing, Buyer further acknowledges that Seller will not be required to execute any affidavit or indemnification agreement in favor of the Title Company for the purpose of providing assurances to the Title Company concerning the cultivation, distribution, manufacture, and sale of marijuana. The provisions of this Section 33(c) will survive the Closing.

34. **Specially Designated Nationals And Blocked Persons List**.

(a) Buyer represents and warrants to Seller that neither Buyer nor any Representative of Buyer (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury ("**OFAC**") pursuant to Executive Order number 13224, 66 Federal Register 49079 (September 25, 2001) (the "**Order**"); (ii) is listed on any other

list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of the OFAC or any other applicable requirements contained in any enabling legislation or other executive orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively in this Section 34 called the "**Orders**"); (iii) is engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering. For purposes of this Section 34 only, the term "**Person**" shall mean an individual, corporation, partnership, joint venture, association, firm, joint stock company, trust, limited liability company, unincorporated association or other entity; and the term "**Representative**" shall mean the officers, directors, shareholders, partners, council members, board members, staff, committee members, planning and other commissioners, officials, employees, members, agents, principals, independent contractors, attorneys, accountants and representatives of the referenced Person and the predecessors, heirs, successors and assigns of any such Person.

(b) Seller represents and warrants to Buyer that neither Seller nor any Representative of Seller (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order; (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Orders; (iii) is engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

35. **Operations Prior to Closing**. From the Effective Date until the Closing, Seller covenants to Buyer it will (a) operate and maintain the Property in the same manner as the Property has been operated and maintained as of the Effective Date; (b) maintain policies of insurance on the Property to keep the Property reasonably and adequately insured; (c) not cause any new liability, encumbrance or obligation to be recorded or imposed upon all or any part of the Property, except for the Declaration and the replat; (d) pay when due all payments on any encumbrances presently affecting the Property and any and all taxes, assessments, and levies with respect to the Property through the Closing, and (e) other than the Declaration, and from and after the expiration of the Inspection Period, not enter into any contract or other agreement relating to the Property having a term that would extend past the Closing Date without Buyer's prior written consent, not to be unreasonably withheld.

[Remainder of Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first-above written.

"SELLER"

NWC Dysart & Bell, LLC,
an Arizona limited liability company

By: Martin W. De Rito Investment Co., L.L.C.,
a Delaware limited liability company
Its: Manager

By: ____________________
Name: Martin W. De Rito
Its: Manager

Execution Date: January 23, 2023

"BUYER"

ZP RE HOLDINGS, LLC
an Arizona limited liability company

By: ____________________
Name: ____________________
Its: ____________________

Execution Date: ____________________

Acceptance by Escrow Agent:

Thomas Title & Escrow Agency hereby acknowledges that it has received a fully executed counterpart of the Agreement and agrees to act as Escrow Agent thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Agent.

Dated: ____________________

Thomas Title & Escrow Agency

By: ____________________
Name: ____________________
Its: ____________________

List of Exhibits

A-1 - Legal Description of Underlying Property
A-2 - Site Plan
A-3 - Legal Description and Depiction of Property
B - Form of Deed
C - Certificate of Non-Foreign Status

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first-above written.

"SELLER"

NWC Dysart & Bell, LLC,
an Arizona limited liability company

By: Martin W. De Rito Investment Co., L.L.C.,
a Delaware limited liability company
Its: Manager

By:______________________________
Name: Martin W. De Rito
Its: Manager

Execution Date:____________________________

"BUYER"

ZP RE HOLDINGS, LLC
an Arizona limited liability company

By: Bryan McLaren
Name: Bryan McLaren
Its: Authorized person

Execution Date: January 18, 2023

Acceptance by Escrow Agent:

Thomas Title & Escrow Agency hereby acknowledges that it has received a fully executed counterpart of the Agreement and agrees to act as Escrow Agent thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Agent.

Dated: January 23, 2023

Thomas Title & Escrow Agency

By: Bryan Selna
Name: Bryan Selna
Its: Escrow Officer

D	-	Submittal Milestones
E	-	Assignment

EXHIBIT "A-1"

LEGAL DESCRIPTION OF THE UNDERLYING PROPERTY

LOT 1, BELL & DYSART COMMERCE CENTER, according to Book 888 of Maps, page 1, records of Maricopa County, Arizona

EXHIBIT "A-2"

SITE PLAN

[See Attached 1 Page]



CONCEPTUAL SITE PLAN
WESTGATE DRIVE
NOT A PART
PARCEL E
PROJECT PARCELS
PROPERTY
PARCEL A
PARCEL B
PARCEL C
PARCEL D
DYSART ROAD
BELL ROAD
1 SITE PLAN
2 VICINITY MAP
PROJECT SITE
PROJECT DESCRIPTION:
PROJECT DATA
PARCEL DATA
KEYNOTES:
ADMINISTRATIVE APPROVAL
ARCHICON
Architecture & Interiors, L.C.
BELLA FIESTA - RETAIL DEVELOPMENT
N.W.C. OF DYSART RD & BELL RD
SURPRISE, ARIZONA
CONCEPTUAL SITE PLAN
PA100

EXHIBIT "A-3"

LEGAL DESCRIPTION AND DEPICTION OF PROPERTY

[See Attached 2 Pages]

LEGAL DESCRIPTION
PARCEL B – BELL & DYSART
COMMERCE CENTER
SURPRISE, ARIZONA

July 6, 2022
Job No. P6062

A PORTION OF LOT 1, BELL & DYSART COMMERCE CENTER, ACCORDING TO THE PLAT OF RECORD IN THE OFFICE OF THE COUNTY RECORDER OF MARICOPA COUNTY, ARIZONA, RECORDED AS BOOK 881 OF MAPS, PAGE 8, LOCATED IN THE SOUTHEAST QUARTER OF SECTION 34, TOWNSHIP 4 NORTH, RANGE 1 WEST, OF THE GILA AND SALT RIVER BASE AND MERIDIAN, MARICOPA COUNTY, ARIZONA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHEAST CORNER OF SAID SECTION 34, FROM WHICH THE SOUTH QUARTER CORNER OF SAID SECTION 34 BEARS NORTH 89 DEGREES 26 MINUTES 36 SECONDS WEST, A DISTANCE OF 2,635.86 FEET;

THENCE NORTH 89 DEGREES 26 MINUTES 36 SECONDS WEST, ALONG THE SOUTH LINE OF THE SOUTHEAST QUARTER OF SAID SECTION 34, A DISTANCE OF 279.62 FEET;

THENCE DEPARTING SAID SOUTH LINE, NORTH 00 DEGREES 00 MINUTES 00 SECONDS EAST, A DISTANCE OF 55.00 FEET TO A POINT ON A LINE 55.00 FEET NORTH OF AND PARALLEL WITH THE SOUTH LINE OF THE SOUTHEAST QUARTER OF SAID SECTION 34, ALSO BEING THE NORTH RIGHT-OF-WAY OF BELL ROAD AND THE **POINT OF BEGINNING**;

THENCE NORTH 89 DEGREES 26 MINUTES 36 SECONDS WEST, ALONG SAID RIGHT-OF-WAY, A DISTANCE OF 151.25 FEET;

THENCE DEPARTING SAID RIGHT-OF-WAY, NORTH 00 DEGREES 00 MINUTES 00 SECONDS EAST, A DISTANCE OF 104.49 FEET;

THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS EAST, A DISTANCE OF 4.24 FEET;

THENCE NORTH 00 DEGREES 00 MINUTES 00 SECONDS WEST, A DISTANCE OF 190.95 FEET;

THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS EAST, A DISTANCE OF 13.73 FEET;

THENCE NORTH 00 DEGREES 00 MINUTES 00 SECONDS EAST, A DISTANCE OF 34.19 FEET;

THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS EAST, A DISTANCE OF 133.27 FEET;

THENCE SOUTH 00 DEGREES 00 MINUTES 00 SECONDS EAST, A DISTANCE OF 331.10 FEET TO THE **POINT OF BEGINNING**.

SAID PARCEL CONTAINS 48,541 SQUARE FEET OR 1.114 ACRES, MORE OR LESS.

REGISTERED LAND SURVEYOR
CERTIFICATE NO.
41894
ERIC L.
SOSTROM
7/6/22
Date Signed
ARIZONA U.S.A.


LOT 1
BK.881, PG.08
N90°00'00"E
133.27'
N0°00'00"E
34.19'
N90°00'00"E
13.73'
N0°00'00"W
190.95'
PARCEL B
PORTION OF LOT 1
BK.881, PG.08
331.10'
S0°00'00"E
LOT 1
BK.881, PG.08
LOT 1
BK.881,
PG.08
N0°00'00"E
104.49'
N90°00'00"E
4.24'
S. LINE OF LOT 1
BK.881, PG.08
P.O.B.
151.25'
N89°26'36"W
S.1/4 SEC.34
T.4N., R.1W.
55' R/W
N0°00'00"E
55.00'
279.62'
N89°26'36"W 2635.86'
BELL ROAD
DYSART ROAD
P.O.C.
S.E.C. SEC.34
T.4N., R.1W.
NTS
REGISTERED LAND SURVEYOR
CERTIFICATE NO.
41894
ERIC L.
SOSTROM
7/6/22
Date Signed
ARIZONA U.S.A.

RICK ENGINEERING COMPANY

22425 N 16TH STREET SUITE #1
PHOENIX, AZ 85024
480.922.0780

rickengineering.com

San Diego - Riverside - San Luis Obispo - Sacramento - Orange - Tucson - Phoenix - Las Vegas - Denver

LEGAL DESCRIPTION
PARCEL B - BELL & DYSART COMMERCE CENTER
SURPRISE, ARIZONA

DRAWING:	6062_PCL B.DWG				
JOB#	P6062	SCALE:	NTS	SHT:	1 OF 1
DRAFTER:	TLH	CHK:	ELS	DATE:	7/6/22

EXHIBIT "B"

DEED

WHEN RECORDED MAIL THIS
SPECIAL WARRANTY DEED TO:

____
____
____
____

(Space Above for Recorder's Use)

SPECIAL WARRANTY DEED

__________________________, ____________________ ("Grantor"), for and in consideration of the Ten Dollars ($10.00), in hand paid to Grantor by ____________________________, ____________________________ ("Grantee"), and other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, hereby assigns, conveys, grants, transfers and delivers to Grantee all that certain land situated in Maricopa County, Arizona, and described on Exhibit "A" attached hereto and made a part hereof for all purposes (the "Property").

SUBJECT TO: all existing taxes, assessments, reservations in patents, liens, encumbrances, covenants, conditions, restrictions, rights of way, easements and all other matters of record or matters that would have been discovered with an inspection or survey of the Property.

GRANTOR HEREBY binds itself and its successors and assigns to warrant and defend the title against all acts of the Grantor, and none other, subject to the matters above set forth.

EXECUTED as of the ______ day of __________________, 202__.

GRANTOR:

____

By:____Exhibit – Do Not Sign______________________
Name:____
Its:____

EXHIBIT "C"

CERTIFICATE OF NON-FOREIGN STATUS

To inform ____________________________, ____________________________ ("Transferee"), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended ("Code") will not be required by __________________________, _____________________ ("Transferor"), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder).

2. Transferor's U.S. employer or tax (social security) identification number is ________________________.

3. Transferor's address is 9120 East Talking Stick Way, Suite E-1, Scottsdale, Arizona 85250.

4. Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Code.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated: __________________ ____

By: Exhibit – Do Not Sign
Name:____________________________________
Its:______________________________________

EXHIBIT "D"

SUBMITTAL MILESTONES

Task / Event	Timeline	Date
1. Pre-Application Submittal	30 days following Effective Date	______________
2. Formal Application	30 days after receipt of staff comments, if any, and pre-application meeting	______________

<u>EXHIBIT E</u>

ASSIGNMENT OF WARRANTIES AND APPROVALS

THIS ASSIGNMENT OF WARRANTIES AND APPROVALS (this "Assignment"), is made as of the ____ day of __________, 2023, by and between ____ ("Assignor"), and ____ ("Assignee").

W I T N E S S E T H:

WHEREAS, Assignor has simultaneously herewith conveyed to the Assignee all of Assignor's right, title and interest in and to that certain property located at the northwest corner of Bell Road and Dysart Road, Surprise, Arizona (the "Property"), and in connection therewith, Assignor has agreed to assign to Assignee all of Assignor's right, title and interest in and to (i) any warranties and/or guaranties relating to the Property to the extent assignable (collectively, "Warranties"), (ii) any governmental approvals or permits relating to the Property to the extent assignable (collectively "Approvals"), and (iii) all rights, privileges and easements appurtenant to the Property as well as all development rights, land use entitlements, if any, including without limitation building permits, licenses, permits and certificates, air rights, mineral rights, off-site parking rights, water, water rights, riparian rights and water stock relating to the Property, rights under any reciprocal easement agreements or other recorded or unrecorded instruments benefitting the Property, adjacent or contiguous tracts, strips, gores, streets, alleys, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Property or servicing the Property, if any, any reversionary rights attributable to the Property, any condemnation awards made or to be made in lieu thereof, and any awards for damage to the Property by reason of a change of grade of any highway, street, road, or avenue, to the extent assignable (collectively, the "Appurtenances").

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Assignor assigns unto Assignee, all of the right, title and interest, if any, of Assignor in and to the Warranties, Approvals and Appurtenances; TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof.

2. This Assignment is made without representation or warranty by Assignor.

3. This Assignment will be binding on Assignor and its successors, assigns and legal representatives and will inure to the benefit of the Assignee and its successors, assigns and legal representatives.

4. This Assignment may be executed in separate counterparts, which, together, will constitute one and the same fully executed Assignment.

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.

"ASSIGNOR"

____

By: Exhibit – Do Not Sign
Name: ______________________
Its: ______________________

"ASSIGNEE"

____

By: Exhibit – Do Not Sign
Name: ______________________
Its: ______________________